Exhibit 23.2

Anchor Oil & Gas, L.L.C.

P.O. Box 53252

Lafayette, LA 70505

January 9, 2025

Mr. William R. Downs

CoJax Oil and Gas Corporation 4830 Line Avenue, Suite 152

Shreveport, LA 71 I 06

Re:	CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Dear Mr. Downs,

Anchor Oil & Gas, LLC hereby consents to the use of its name, the references to its Reserve Report (dated 11/12/2024) and Fair Market Assessment (dated 11/12/2024), in the Form 8-K and/or Form 8-K/A dated January 9, 2025, of CoJax Oil and Gas Corporation.

/s/ Randall A. Young

Randall A. Young President

Anchor Oil & Gas, LLC